Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-249316

PROSPECTUS SUPPLEMENT (to prospectus dated October 15, 2020)

Summit Therapeutics Inc.
Subscription Rights to Purchase Up to 92,592,592 Shares of Common Stock at the Initial Price

Summit Therapeutics Inc. is distributing at no charge to the holders of our common stock, par value $0.01 per share, non-transferable subscription rights to purchase up to 92,592,592 shares of common stock at the Initial Price (as defined below) with an aggregate offering value of up to $100,000,000. The subscription price per share of common stock shall be equal to the lesser of (i) $1.08 (the “Initial Price”) and (ii) the volume weighted-average price of our common stock for the five-day trading period through and including the Expiration Date (as defined below) (the “Alternate Price”), as provided herein. Each stockholder will receive one subscription right entitling the holder to purchase 0.9436442 shares of common stock at the Initial Price, for each share of our common stock owned at 4:00 p.m., Eastern Time, on July 5, 2022 (the “Record Date”). To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock, provided that we will not issue any fractional shares of common stock. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. The net proceeds will be used for one or more of the following purposes: (i) to pursue business development opportunities to expand our pipeline of drug candidates, including, without limitation, through potential acquisitions and/or collaborations with other entities, potential in-licensing opportunities, or other partnership models such as co-development and co-commercialization opportunities, (ii) to develop early-stage research projects using the Company’s internal research capabilities, (iii) to potentially continue the clinical development of ridinilazole, based on our continuing evaluation of our Phase III Ri-CoDIFy clinical trial results, (iv) the repayment of the unsecured promissory note of $25 million issued by Robert W. Duggan, our Executive Chairman and Chief Executive Officer, and (v) general corporate purposes.

The subscription rights will be distributed and exercisable beginning on the date hereof. The subscription rights will expire and will have no value if they are not exercised prior to the expiration date of this rights offering, which is currently expected to be 5:00 p.m. Eastern Time, on August 8, 2022 (the “Expiration Date”), unless we, in our sole discretion, extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire. You should carefully consider whether or not to exercise your subscription rights before the Expiration Date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.

Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 70% of our common stock prior to this rights offering, and Dr. Maky Zanganeh, our Chief Operating Officer, a member of our Board of Directors, and the beneficial owner of approximately 6.5% of our common stock prior to this rights offering, have each indicated that they intend to participate in the rights offering, but have not indicated a minimum level of participation or made any formal binding commitment to participate.

There is no minimum number of shares of common stock that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and allocation of shares of common stock among persons exercising this over-subscription right and certain other limitations as further described elsewhere in this prospectus supplement. Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding after the rights offering to the extent that other stockholders participate in the rights offering. Rights that are not exercised by the Expiration Date will expire and have no value.

We are distributing the rights and offering the underlying securities directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. Broadridge Corporate Issuer Solutions, Inc. is acting as the subscription agent and information agent for the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

The subscription rights may not be sold or transferred except as required by operation of law.

Our common stock is listed on the Nasdaq Global Market under the symbol “SMMT.” On July 15, 2022, the last reported sale price for our common stock on the Nasdaq Global Market was $1.10 per share.

Investing in our securities involves risks. You should carefully review and consider the information contained in this prospectus supplement, including the risk factors beginning on page S-16 of this prospectus supplement, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus supplement before exercising your subscription rights. See “Where You Can Find More Information” beginning on page S-36. Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 18, 2022

TABLE OF CONTENTS

Prospectus Supplement

TABLE OF CONTENTS

Prospectus

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement provides the terms of the rights offering and supplements the accompanying prospectus, filed on October 5, 2020 as part of a registration statement on Form S-3 that was declared effective by the United States Securities and Exchange Commission (the “SEC”) on October 15, 2020. The accompanying prospectus contains more general information about us and the securities we may offer from time to time, some which does not apply to this rights offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us.

You should read the entire prospectus, prospectus supplement and the documents incorporated by reference therein and herein, before making an investment decision. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof, as applicable. You should assume that the information appearing in this prospectus supplement, or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about, and to observe any restrictions as to, this offering and the distribution of this prospectus supplement applicable to those jurisdictions.

Unless the context requires otherwise, references in this prospectus supplement to “Summit, “we”, “us”, “our,” “ours,” “our company,” “our group” or similar terms refer to Summit Therapeutics Inc., a Delaware corporation, and its consolidated subsidiaries, unless expressly indicated or the context otherwise requires.

We own or have rights to trademarks, service marks, and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks, and trade names appearing in this prospectus supplement are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, and trade names referred to in this prospectus supplement are listed without the ® and ™ symbols.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or incorporated in this prospectus supplement by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and accompanying prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Company Overview

We are a biopharmaceutical company focused on the discovery, development and commercialization of patient-, physician-, caregiver- and societal-friendly medicinal therapies intended to improve quality of life, increase potential duration of life, and resolve serious unmet healthcare needs. Our new era, novel mechanism pipeline of product candidates is designed with the goal to become the patient-friendly, new-era standard of care medicines. Our lead product candidate, ridinilazole, is a novel, first-in-class drug that is engaged in a global Phase III clinical trial program. On December 20, 2021, we announced topline results for our Phase III Ri-CoDIFy study evaluating ridinilazole for treating patients suffering from Clostridioides difficile infection, also known as C. difficile infection, or CDI. Our second product candidate, SMT-738, was announced in May 2021 for combating multidrug resistant infections, specifically Carbapenem-resistant Enterobacteriaceae (“CRE”) infections. SMT-738 is the first of a novel class of precision antibiotics that has entered into preclinical development. We have two additional discovery-phase targets in our pipeline with undisclosed targets in the therapeutic area of oncology. We intend to expand our pipeline portfolio by developing further new mechanisms, new era product offerings in the therapeutic areas of oncology and infectious diseases and/or product offerings that are designed to work in harmony with the human gut microbiome.

To date, we have financed our operations primarily through issuances of our common stock (and before the Redomiciliation Transaction (as defined below) issuances of Summit Therapeutics plc’s ordinary shares and American Depositary Shares, or ADSs), payments to us under our license and commercialization agreement with Eurofarma Laboratórios SA, or Eurofarma, payments to us under our now-terminated license and collaboration agreement with Sarepta, and development funding and other assistance from government entities, philanthropic, non-government and not for profit organizations for our product candidates. In particular, we have received funding from BARDA, CARB-X, Innovate UK, Wellcome Trust and a number of not-for-profit organizations.

We have devoted substantially all of our efforts to research and development, including clinical trials. We have not completed the development of any drugs. We expect to continue to incur significant expenses and increasing operating losses for at least the next few years. The net losses we incur may fluctuate significantly from quarter to quarter and year to year, due to the nature and timing of our research and development activities. We expect that our research and development and general and administrative expenses will continue to be significant in connection with our ongoing research and development efforts. In addition, if we obtain marketing approval of ridinilazole in the United States or other jurisdictions where we retain commercial rights, and if we choose to maintain those rights, we would expect to incur significant sales, marketing, distribution and outsourced manufacturing expenses, as well as ongoing research and development expenses.

Recent Developments
On July 14, 2022, we announced that we held a Type C meeting with the US Food & Drug Administration (the “FDA”) during which we discussed certain data from the Ri-CoDIFy Phase III clinical trial with the agency. The FDA and Summit discussed a possible pathway in which to advance ridinilazole forward with the goal of achieving marketing authorization. This pathway would involve reasonable efforts that would likely involve at least one additional clinical trial. We plan to explore this possibility.

We have been in various stages of communication with multiple entities in order to pursue potential business development opportunities and may continue to seek to engage with these or other opportunities. However, given the inherent uncertainty in nature of these discussions, there can be no assurances that these discussions will result in actual transactions, collaborations, or other business development opportunities. These potential partnership opportunities may result in an upfront cash outlay to consummate these transactions, a commitment for additional funds to be paid upon the achievement of certain pre-determined milestones, and royalties to be paid upon the potential commercialization of certain product candidates. These milestone payments, if achieved, could result in multiple payments over the course of the next several years in addition to commercial-based royalties. The exact time period of these payments and amounts to be paid cannot be known and are dependent upon final negotiated agreements and the achievement of predetermined milestone achievements so agreed.

Corporate Information
Summit Therapeutics Inc. was incorporated in July 2020 under the laws of the state of Delaware. On September 18, 2020, Summit, a Delaware corporation, became the successor issuer to Summit Therapeutics plc, a public limited company incorporated under the laws of England and Wales with the Registrar of Companies of England and Wales, United Kingdom, for certain purposes under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such succession occurred pursuant to a statutory scheme of arrangement under U.K. law pursuant to which all Summit Therapeutics plc outstanding ordinary shares were exchanged on a five-for-one basis for newly issued shares of Summit common stock and Summit became the holding company of Summit Therapeutics plc (the predecessor registrant and former holding company) and its subsidiaries (which is referred to as the "Redomiciliation Transaction"). Concurrently, Summit Therapeutics plc was converted into a private limited company under the laws of England and Wales and renamed Summit Therapeutics Limited. In addition, the warrants and stock options to purchase shares of Summit Therapeutics plc were canceled and replacement warrants and stock options to purchase common stock in Summit Therapeutics Inc. were issued. The scheme of arrangement was accounted for as an exchange of equity interests among entities under common control. All assets and liabilities of Summit Therapeutics plc were assumed by Summit, resulting in the retention of the historical basis of accounting as if they had always been combined for accounting purposes and the historical consolidated financial statements of Summit Therapeutics plc became the historical consolidated financial statements of Summit Therapeutics Inc. All share and per share amounts for periods prior to the Redomiciliation Transaction in the financial statements were retroactively reflected to be presented as shares of our common stock, par value $0.01 per share. Our principal executive offices are located at 2882 Sand Hill Road, Suite 106, Menlo Park, California 94025, and our telephone number is (617) 514-7149. We maintain a website at www.summittxinc.com where general information about us is available. Our website, and the information contained therein, or that can be accessed through, our website, is not a part of this prospectus supplement, and the inclusion of our website address is an inactive textual reference only.

The Offering
Issuer	Summit Therapeutics Inc.

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right to purchase 0.9436442 shares of our common stock at the Initial Price for every one share of our common stock that you owned as of 4:00 p.m., Eastern Time, on July 5, 2022, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares. Subscription rights will be rounded down to the nearest whole number and, accordingly, no fractional subscription rights will be issued. To the extent that the Alternate Price (as defined below) is lower than the Initial Price, we will sell additional shares of common stock.

The shares of common stock sold in this rights offering will be issued only in book-entry form. The subscription rights will not be transferable and will not trade as a separate security on any trading market.

Basic Subscription Rights	Each subscription right will entitle the holder to purchase 0.9436442 shares of common stock at the Initial Price which shall be paid in cash. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock.

Over-Subscription Rights
We do not expect that all of our stockholders will exercise all of their basic subscription rights. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, the over-subscription right of each right entitles you to subscribe for additional shares of common stock unclaimed by other holders of rights in this rights offering at the same subscription price. If an insufficient number of shares of common stock are available to fully satisfy all over-subscription right requests, the available shares of common stock issuable in this rights offering will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares of common stock each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Subscription Price
The subscription price per share of common stock will be the lesser of (i) $1.08 (the “Initial Price”) and (ii) the volume weighted-average price of the common stock for the five consecutive trading days through and including the Expiration Date (as defined below) (the “Alternate Price”). Subscribers must fund their subscriptions pursuant to both the basic subscription right and over-subscription right at the Initial Price. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Excess Subscription Amount
If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional shares of common stock. For more information, see “Questions and Answers About the Rights Offering” below.

Record Date	4:00 p.m., Eastern Time, on July 5, 2022 (the “Record Date”).

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on August 8, 2022 (the “Expiration Date”), subject to extension or earlier termination.

Amendment, Extension and Termination
We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. The board of directors, in its sole discretion, reserves the right to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

No Fractional Shares
We will not sell fractional shares of common stock but rather will round down the aggregate number of shares of common stock you are entitled to receive to the nearest whole number. For more information about how the number of shares of common stock is computed, see “Questions and Answers About the Rights Offering — What happens if the final subscription price is less than the Initial Price?”
Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional shares of common stock (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). The excess amount for any fractional shares will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Global Market or any other stock exchange or trading market.

Procedure for Exercising Rights
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock for which you subscribe under the basic subscription right and over-subscription right, to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, with return receipt requested.

How Rights Holders Can Exercise Rights Through Others
If you hold our common stock through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your custodian bank, broker, dealer or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Revocation
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock in the rights offering.

Payment Adjustments
If you send a payment that is insufficient to purchase the number of shares of common stock requested, or if the number of shares of common stock requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any over-subscription rights exercised and permitted and, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amount will be put towards the purchase of additional shares of common stock (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). Otherwise, the excess will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Conditions	See "The Rights Offering — Conditions to the Rights Offering" beginning on page S-25.

Purchase Commitments
Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 70% of our common stock prior to this rights offering, and Dr. Maky Zanganeh, our Chief Operating Officer, a member of our Board of Directors, and the beneficial owner of approximately 6.5% of our common stock prior to this rights offering, have each indicated that they intend to participate in the rights offering, but have not indicated a minimum level of participation or made any formal binding commitment to participate.

No Recommendation to Rights Holders	Although certain of our directors may be investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. An investment in shares of common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the section titled “Risk Factors” beginning on page S-16 of this prospectus supplement. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Use of Proceeds
Although we cannot determine what the actual net proceeds from the sale of common stock in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate net proceeds from the rights offering, after deducting estimated offering expenses, will be approximately $99.8 million.  We currently intend to use the net proceeds for one or more of the following purposes: (i) to pursue business development opportunities to expand our pipeline of drug candidates, including, without limitation, through potential acquisitions and/or collaborations with other entities, potential in-licensing opportunities, or other partnership models such as co-development and co-commercialization opportunities, (ii) to develop early-stage research projects using the Company’s internal research capabilities, (iii) to potentially continue the clinical development of ridinilazole, based on our continuing evaluation of our Phase III Ri-CoDIFy clinical trial results, (iv) the repayment of the unsecured promissory note of $25 million issued by Robert W. Duggan, our Executive Chairman and Chief Executive Officer, and (v) general corporate purposes. See “Use of Proceeds” on page S-20 of this prospectus supplement.

Material U.S. Federal Income Tax Consequences	Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to you with respect to your shares of common stock generally should be treated, for U.S. federal income tax purposes, as a non-taxable distribution if you are a U.S. taxpayer. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page S-31. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Delivery of Shares
As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the shares of common stock received pursuant to the rights offering. All shares that are purchased in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, the Depository Trust Company (DTC) will credit your account with your nominee with the securities you purchased in the rights offering.

Listing of Common Stock
Our common stock is listed on the Nasdaq Global Market under the symbol “SMMT.” The shares of common stock to be issued in connection with the rights offering will also be listed on the Nasdaq Global Market under the same symbol. The subscription rights will not be listed for trading on the Nasdaq Global Market or any other stock exchange or market.

Fees and Expenses
We are not charging any fee or sales commission to issue subscription rights to you or to sell common stock to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Subscription Agent	Broadridge Corporate Issuer Solutions, Inc.

Information Agent
You should direct any questions or requests for assistance concerning the method of subscribing for shares of common stock or for additional copies of this prospectus supplement the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-855-793-5068, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1317
Attn: BCIS Re-Organization Dept.
Brentwood, NY 11717-0718

Risk Factors	Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page S-16 of this prospectus supplement and all other information appearing elsewhere and incorporated by reference in this prospectus supplement.

No “Going Private” Transaction	The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page S-S-23.

The information set forth in this prospectus supplement is based on 98,122,356 shares of common stock outstanding as of the Record Date, and assumes that no options or warrants are exercised, RSUs vest, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock prior to consummation of the rights offering.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus supplement. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus supplement and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and about our business, including potential risks related to the rights offering, our common stock, and our business.
Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section titled “Risk Factors” beginning on page S-16 of this prospectus supplement and all other information included in, or incorporated by reference into, this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.

Q:	What is the rights offering?

A:	We are distributing to you, at no charge, one non-transferable subscription right to purchase 0.9436442 shares of common stock at the Initial Price for every share of our common stock that you owned as of 4:00 p.m., Eastern Time, on July 5, 2022, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Q:	Why are we conducting the rights offering?

A:
The purpose of this rights offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. We currently intend to use the net proceeds for one or more of the following purposes: (i) to pursue business development opportunities to expand our pipeline of drug candidates, including, without limitation, through potential acquisitions and/or collaborations with other entities, potential in-licensing opportunities, or other partnership models such as co-development and co-commercialization opportunities, (ii) to develop early-stage research projects using the Company’s internal research capabilities, (iii) to potentially continue the clinical development of ridinilazole, based on our continuing evaluation of our Phase III Ri-CoDIFy clinical trial results, (iv) the repayment of the unsecured promissory note of $25 million issued by Robert W. Duggan, our Executive Chairman and Chief Executive Officer, and (v) general corporate purposes. For a detailed discussion, see “Use of Proceeds” beginning on page S-20.

Q:	Will fractional subscription rights be issued?

A:
No. As we will not sell fractional shares of common stock, and each subscription right represents the right to purchase 0.9436442 shares of common stock, you must hold at least two shares of common stock to receive subscription rights to purchase at least one share of common stock pursuant to your basic subscription right. Rights holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number of shares of common stock a holder would otherwise be entitled to purchase. For example, if you owned 1,000 shares of our common stock on the Record Date, you would be granted subscription rights to purchase an aggregate of 943 shares of common stock (rounded down to the nearest whole share as described herein) at the Initial Price. If you are entitled to receive a fraction of a share, we will round down the number of shares to which you are entitled to purchase to the nearest whole number.
Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional shares of common stock (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). The excess amount for any fractional shares of common stock will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Q:	How was the subscription price determined?

A:	In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering. You should not consider the subscription price as an indication of value of us or our common stock. The market price of our common stock may decline during or after the rights offering, including below the subscription price for the common stock. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Q:	Why did our board of directors elect to price the rights offering at the lesser of the Initial Price and the Alternate Price?

A:	The price of the common stock is based on the market price of our common stock. The Initial Price represents the closing price of our common stock on June 22, 2022, the closing price on the day the rights offering was publicly announced, and the Alternate Price, if applicable, will represent the volume weighted-average price of our common stock for the five-day trading period through and including the Expiration Date. Our board of directors elected to price the rights offering at the lesser of the Initial Price and the Alternate Price to attempt to protect stockholders from any decline in the price of the Company’s common stock, which may occur after the commencement of the rights offering and prior to the Expiration Date. While there is no guarantee that this mechanism will sufficiently protect stockholders that exercise their rights (see “Risk Factors” below), our board of directors and management wanted to encourage participation in the offering and strike what they believe to be a fair balance between the capital needs of the Company and the fair value of the common stock to be sold to the stockholders in this offering.

Q:	Because the final subscription price may not be determined until the Expiration Date, how much money should I send to the subscription agent if I want to exercise my rights?

A:	For purposes of initially exercising your rights, you should assume that the subscription price will equal the Initial Price of $1.08 per share. Accordingly, for each right that you would like to exercise, including any rights that you would like the opportunity to exercise pursuant to the over-subscription right, you should send $1.08 per share, noting that each subscription right corresponds to 0.9436442 shares of common stock at the Initial Price. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-855-793-5068 or by e-mail at shareholder@broadridge.com.

Q:	What happens if the final subscription price is less than the Initial Price?

A:	If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts will be put towards the purchase of additional shares of common stock. When submitting your subscription, you should assume that the subscription price will equal the Initial Price of $1.08 per share. However, if the Alternate Price is lower than the Initial Price, the final subscription price will be the Alternate Price. For example, if you want to exercise your rights to purchase 100 shares of common stock, you will promptly send payment to the subscription agent in the amount of $108. If the final subscription price per share remains at the Initial Price, you will receive 100 shares of common stock. If the Alternate Price was equal to $0.99 per share, the final subscription price will be the Alternate Price of $0.99 per share. In such case, you will receive 109 shares of common stock rather than 100, and, because we will not issue fractional shares of common stock, you will also receive a refund of $0.09. The excess amount of cash for any fractional shares of common stock will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering. Detailed instructions to exercise your rights, including regarding payment of the subscription price, are also included on your rights certificate. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-855-793-5068 or by e-mail at shareholder@broadridge.com.

Q:	What is the basic subscription right?

A:	Each subscription right gives our stockholders the right to purchase 0.9436442 shares of common stock at the Initial Price, which shall be payable in cash and subject to the limits described below. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock. We have granted to you, as a stockholder of record as of 4:00 p.m., Eastern Time on the Record Date, one subscription right for every one share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 4:00 p.m., Eastern Time on the Record Date, you would have received subscription rights to purchase 94.36442 shares of common stock at the Initial Price, subject to certain limitations. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. However, if you exercise fewer than all of your basic subscription rights, you will not be entitled to purchase any additional shares of common stock pursuant to the over-subscription right.

Q:	What is the over-subscription right?

A:
We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase shares of common stock that are not purchased by other stockholders. If you fully exercise your basic subscription right, the over-subscription right entitles you to subscribe for additional shares of common stock unclaimed by other holders of rights in this rights offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription right, you must deliver the subscription payment for exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares of common stock before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of common stock available, assuming that no stockholder other than you has purchased any shares of common stock pursuant to such stockholder’s basic subscription right and over-subscription right. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the rights offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional shares of common stock (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). See “The Rights Offering — Subscription Rights — Over-Subscription Rights” beginning on page S-23.

Q:	Who will receive subscription rights?

A:	Holders of our common stock will receive one non-transferable subscription right for every one share of common stock owned as of July 5, 2022, the record date.

Q:	How many shares of common stock may I purchase if I exercise my subscription rights?

A:	Each subscription right evidences a right to purchase 0.9436442 shares of common stock at the Initial Price, which shall be paid in cash. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock. You may exercise any number of your subscription rights.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	What happens if I choose not to exercise my subscription rights?

A:	If you choose not to exercise your subscription rights, you will retain your current number of shares of common stock of the Company. If other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

Q:	Am I required to exercise all of the subscription rights I receive in the rights offering?

A:	No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in us than if you had timely exercised all or a portion of your subscription rights. If you choose not to exercise your subscription rights or you exercise fewer than all of your subscription rights and other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in us will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.

Q:	If I am a holder of stock options or warrants, may I participate in the rights offering?

A:	No. Holders of outstanding stock options or warrants on the record date will not be entitled to participate in the rights offering, except to the extent they hold shares of our common stock on the record date.

Q:	Will the equity awards of our employees, officers and directors automatically convert into common stock in connection with the rights offering?

A:	No, equity awards will not automatically convert into common stock. Holders of our equity awards, including outstanding stock options, will not receive rights in the rights offering in connection with such equity awards, but will receive subscription rights in connection with any shares of our common stock held as of the record date.

Q:	How soon must I act to exercise my subscription rights?

A:	If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is August 8, 2022, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on August 8, 2022 by which you must provide it with your instructions to exercise your subscription rights and payment for your common stock. Our board of directors may, in its discretion, extend the rights offering one or more times. Our board of directors may cancel or amend the rights offering at any time before its expiration. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

Q:	Does Summit need to achieve a minimum participation level in order to complete the rights offering?

A:	No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares of common stock actually subscribed for by stockholders.

Q:	Can Summit terminate the rights offering?

A:	Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page S-24.

Q:	May I transfer my subscription rights if I do not want to purchase any shares of common stock?

A:	No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable as required by operation of law, for example, upon the death of the recipient.

Q:	When will the rights offering expire?

A:	The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., Eastern Time, on August 8, 2022, unless we decide to extend the rights offering Expiration Date until some later time or terminate it earlier. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page S-24. The subscription agent must actually receive all required documents and payments in cash, as provide herein, before the Expiration Date. There is no maximum duration for the rights offering.

Q:	Is there a guaranteed delivery period?

A:	No. There is no guaranteed delivery period in connection with this rights offering, so you must ensure that you properly complete all required steps prior to 5:00 p.m., Eastern Time, on August 8, 2022, unless we decide to extend the rights offering Expiration Date until some later time or terminate it earlier.

Q:	How do I exercise my subscription rights if I own shares in certificate form?

A:	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, return receipt requested.
If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares of common stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of common stock in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.

Q:	What form of payment is required to purchase shares of common stock?

A:	As described in the instructions accompanying the rights certificate, you must timely pay the full subscription price for the full number of shares of common stock you wish to acquire under your subscription rights at the Initial Price by delivering to Broadridge Corporate Issuer Solutions, Inc., the subscription agent for this rights offering, a certified check, money order, or wire transfer of funds.
Please note that we will not accept payment by means of uncertified personal check, bank draft or cashier’s check.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my custodian bank, broker, dealer or other nominee?

A:	If you hold our common stock through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus supplement. You should receive this form from your custodian bank, broker, dealer or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?

A:	The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:	Yes. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. See “The Rights Offering — Conditions to the Rights Offering” beginning on page S-25.

Q:	Has the board of directors made a recommendation regarding the rights offering?

A:	Neither the Company, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” beginning on page S-16 of this prospectus supplement, and of your best interests.

Q:	Have any directors, officers, and/or stockholders agreed to exercise their rights?

A:	All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of common stock as described in this prospectus supplement. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering.
Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 70% of our outstanding common stock prior to this rights offering, and Dr. Maky Zanganeh, our Chief Operating Officer, a member of our Board of Directors, and the beneficial owner of approximately 6.5% of our issued and outstanding common stock prior to this rights offering, have each indicated that they intend to participate in the rights offering, but have not indicated a minimum level of participation or made any formal binding commitment to participate.

Q:	May stockholders in all states participate in the rights offering?

A:	Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the securities for investment purposes only, and that they have no present intention to resell or transfer any securities acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:	Are there risks in exercising my subscription rights?

A:	The exercise of your subscription rights involves significant risks. Exercising your rights means buying our common stock, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page S-16.

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:	The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of shares of common stock that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered shares of common stock are sold in the rights offering at the Initial Price, we will issue approximately 92,592,592 shares of common stock. In that case, we will have approximately 190,714,948 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 89% in the number of outstanding shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock and the number of shares of common stock outstanding after the rights offering will accordingly be higher. However, we will not issue shares in excess of the total amount authorized by our Board of Directors.
The issuance of shares of our common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your basic subscription rights. In addition, the issuance of our common stock at a subscription price that is less than the market price as of the record date for the rights offering will likely reduce the price per share of our common stock held by you prior to the rights offering.

Q:	What will be the proceeds of the rights offering?

A:	If all rights are exercised, we will receive gross proceeds of approximately $100 million before expenses, as provided herein. We are offering shares of common stock in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares of common stock being offered, and it is not likely that all of our stockholders will participate in the rights offering.

Q:	After I exercise my rights, can I change my mind and cancel my purchase?

A:	No. Once you exercise and send in your subscription rights certificate and subscription payment, as provided herein, you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at the Initial Price. See “The Rights Offering — No Revocation or Change” beginning on page S-29.

Q:	What are the material U.S. Federal income tax consequences of exercising my subscription rights?

A:	Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to a holder with respect to such holder’s shares of common stock generally should be treated, for U.S. federal income tax purposes, as a non-taxable distribution. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page S-31. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:	If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A:	Yes. The subscription agent will hold all funds it receives in a segregated bank account until the rights offering is completed. If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded in the form which paid as soon as practicable, without interest or deduction. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.

Q:	Will I receive interest on any funds I deposit with the subscription agent?

A:	No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

Q:	If I exercise my subscription rights, when will I receive my shares of common stock that I purchased in the rights offering?

A:	We will issue the shares of common stock purchased in the rights offering to you in book-entry, or uncertificated, form of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until after the Expiration Date of the rights offering.

Q:	When can I sell the shares of common stock I received in the rights offering?

A:	If you exercise your subscription rights and receive common stock, you will be able to resell the shares of common stock once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the Expiration Date of the rights offering and the time that the shares are issued due to factors such as the time required to complete all necessary calculations. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell the shares purchased in the rights offering at a price equal to or greater than the subscription price.

Q:	To whom should I send my forms and payment?

A:	If your shares are held in the name of a custodian bank, broker, dealer or other nominee, the nominee will notify you of the rights offering and provide you with the rights offering materials, including a form entitled “Beneficial Owners Election Form.” You should send the Beneficial Owner Election Form and payment, as provided therein, to the nominee, at the deadline that your nominee sets which may be earlier than the expiration of the rights offering. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.
If your shares are held in your name such that you are the record holder, then you should send your subscription documents, rights certificate and subscription payment, as provided herein, by first class mail or courier service to Broadridge Corporate Issuer Solutions, Inc., the subscription agent. The address for delivery to the subscription agent is as follows:

By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, rights certificate, and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.

Q:	Will this rights offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?

A:	No. The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose or producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the rights offering, as described in this prospectus supplement, the Company will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on the Nasdaq Global Market following completion of the rights offering.

Q:	What if I have other questions?

A:	If you have other questions about the rights offering, please contact our information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-855-793-5068, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718

RISK FACTORS

You should carefully consider the risk factors set forth below, the other information contained in this prospectus supplement and any other risks described in our filings with the SEC including, but not limited to under Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended and supplemented by subsequently filed Quarterly Reports on Form 10-Q, if any, and Current Reports on Form 8-K, before making an investment decision. Any of the following risks could materially and adversely affect our business, financial condition, results of operations, liquidity and cash flows. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, results of operations, liquidity and cash flows. If any of the risks or uncertainties described in this prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, which could cause our actual operating results to differ materially from those indicated or suggested by forward-looking statements made in this prospectus supplement or our SEC filings or presented elsewhere by management from time to time. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Cautionary Note Regarding Forward-Looking Statements” beginning on page S-1.

Risks Related to our Business

We may complete a future acquisition that may not achieve intended results or could increase the number of our outstanding shares or amount of outstanding debt or result in a change of control.
We may pursue business development opportunities to expand our pipeline of drug candidates, including without limitation, through potential acquisitions of and/or collaborations with other entities. Any such transaction could happen at any time, could be material to our business and could take any number of forms, including, for example, an acquisition, merger or a collaboration with other entities.
Evaluating potential transactions and integrating completed ones may divert the attention of our management from ordinary operating matters. The success of these potential transactions will depend, in part, on our ability to realize the anticipated growth opportunities and cost synergies through the successful integration of the businesses we acquire with our existing business, as well as the success of the underlying business or intellectual property that we acquire or otherwise obtain rights to. Even if we are successful in integrating the acquired businesses, we cannot assure you that these integrations will result in the realization of the full benefit of any anticipated growth opportunities or cost synergies or that these benefits will be realized within the expected time frames. In addition, acquired businesses may have unanticipated liabilities or contingencies.
If we complete an acquisition, investment or other strategic transaction, we may require additional financing that could result in an increase in the number of our outstanding shares or the aggregate amount of our debt.

Depending on our future liquidity needs and the level of subscription in the rights offering, we may need to seek additional funding in the future.
We expect to continue to generate operating losses for the foreseeable future. Based on our current funding arrangements and financial resources as of March 31, 2022, the Company has the ability to fund its operating costs and working capital needs into the second half of the third quarter of 2023. We will need additional capital to fund our operations. Depending on our future liquidity needs and the level of subscription in the rights offering, we may need to seek additional funding in the future. Additional capital, when needed, may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends or other distributions. If we raise additional funds through collaborations, strategic alliances or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise sufficient funds through this rights offering or other equity, debt financings, or other arrangements when needed based on our liquidity needs, we may implement an alternative operating plan that materially scales back our operations, reduces cash expenditures, and focuses our available capital on a reduced number of activities and programs.
If our common stock continues to trade below $1.00, we may fail to meet the continued listing requirements of the Nasdaq Global Market and our common stock may be delisted.
In the past thirty (30) days, the closing price of our common stock has been below $1.00 on 10 days. Our common stock is subject to certain continued listing standards set by the Nasdaq Global Market, including a requirement to maintain a minimum bid price of at least $1.00 per share. If our common stock fails to meet such standards, it could be delisted from the Nasdaq Global Market. This would have a negative impact on the liquidity of our common stock, including shares subscribed for in this offering.
Risks Related to this Offering
The subscription price determined for this rights offering is not an indication of our value.
In determining the subscription price for the rights offering, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and the general conditions of the securities markets, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering. The market price of our common stock may decline during or after the rights offering, including below the applicable subscription price. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.
The market price of our common stock may decline.
We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, may result in a decrease in the trading price of our common stock. This decline may continue after the completion of rights offering. Further, if a substantial number of rights are exercised and the holders of the shares received in the rights offering choose to sell some or all of the shares of common stock, the resulting sales could depress the market price of our common stock.
There is no guarantee that by the time the shares are delivered to you, the market price of our common stock will be above the subscription price for such shares. Further, because the exercise of your rights is not revocable and because the rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer of the shares until after they are delivered.
There is no guarantee that the subscription price, whether it is set at the Initial Price or the Alternate Price, will be lower than the market price of our common stock at the time that the shares that you receive in the rights offering are delivered. Further, because the exercise of your rights is not revocable and because the rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer of the shares until after they are delivered to you. Accordingly, the subscription price at which you are purchasing shares of common stock may be above the prevailing market price by the time that the shares of common stock are purchased and delivered.
If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to subscribe in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you received in the rights offering at a price equal to or greater than the subscription price or exercise price. Until shares are issued to you in book-entry, or uncertificated, form upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you receive in the rights offering. We will issue shares of our common stock that you received in the rights offering in book-entry, or uncertificated, form as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.
If you do not exercise your subscription rights in full, your percentage ownership and voting rights in Summit will experience dilution.
If you choose not to exercise your subscription rights, you will retain your current number of shares of our common stock. If other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.
The subscription rights are non-transferable and thus there will be no market for them.
You may not sell, transfer or assign your subscription rights to anyone else, unless as required by operation of law. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.
You may not be able to resell any shares of our common stock that you receive pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.
If you exercise subscription rights, you may not be able to resell the common stock that you receive in the rights offering until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you received in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, and after all necessary calculations have been completed, there may be a delay between the Expiration Date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.
Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the rights offering, we cannot assure you of the amount of proceeds that we will receive from the rights offering.
No minimum subscription is required for consummation of the rights offering. Although Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 70% of our common stock prior to this rights offering, and Dr. Maky Zanganeh, our Chief Operating Officer, a member of our Board of Directors, and the beneficial owner of approximately 6.5% of our common stock prior to this rights offering, have each indicated that they intend to participate in the rights offering, they have not indicated a minimum level of participation or made any formal binding commitment to participate. It is also possible that no over-subscription rights will be exercised in connection with the rights offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. Therefore, if you exercise all or any portion of your subscription rights, but other stockholders do not, we may not raise the desired amount of capital in the rights offering, the market price of our common stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.
Because we may terminate the rights offering at any time prior to the Expiration Date, your participation in the rights offering is not assured.
We do not intend, but have the right, to terminate the rights offering at any time prior to the Expiration Date. If we determine to terminate the rights offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders as soon as practicable, without interest or deduction.

You will need to act promptly and carefully follow the subscription instructions, or your exercise of rights may be rejected.
Stockholders who desire to subscribe for shares of common stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date, which is currently set to be 5:00 p.m. on August 8, 2022. If you are a beneficial owner of shares, you must act promptly to ensure that your custodian bank, broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your shares of common stock. We will not be responsible if your custodian bank, broker, dealer or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
By participating in the rights offering and executing a rights certificate, you are making binding and enforceable representations to the Company.
By signing the rights certificate and exercising their rights, each stockholder agrees, solely with respect to such stockholder’s exercise of rights in the rights offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and securities issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.
If you exercise the over-subscription right, you may not receive all of the shares of common stock for which you subscribe.
Exercise of the over-subscription right will only be honored if and to the extent that the basic subscription rights have not been exercised in full. If a sufficient number of shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares available to be purchased pursuant to the over-subscription right, we will allocate the available share proportionately among stockholders who exercised their over-subscription rights based on the number of shares each stockholder subscribed for under such stockholder’s basic subscription rights. As a result, you may not receive any or all of the shares of common stock for which you exercise your over-subscription right.
As soon as practicable after the Expiration Date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. If you have properly exercised your over-subscription right, we will issue the shares of common stock purchased in the rights offering to you in book-entry, or uncertificated, form as soon as practicable after the Expiration Date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription right, custodian banks, brokers, dealers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.
The tax treatment of the rights offering may be treated as a taxable event to you.
We believe and intend to take the position that the distribution of the subscription rights in connection with the rights offering generally should not be a taxable event to U.S. holders of our common stock for U.S. federal income tax purposes. However, if the distribution of rights (or a series of distributions of which this distribution is one) were deemed to be a “disproportionate distribution” under Section 305(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), holders of our common stock may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering. Holders of our common stock are urged to consult their own tax advisors with respect to the tax consequences of the rights offering. Please see the section titled “Material U.S. Federal Income Tax Consequences” beginning on page S-31 for further information.

We have broad discretion in the use of the net proceeds from this offering and may use them in a manner that does not improve our financial performance or operating results.
We currently intend to use the net proceeds from this offering, after deducting our offering expenses, for one or more of the following purposes: (i) to pursue business development opportunities to expand our pipeline of drug candidates, including, without limitation, through potential acquisitions and/or collaborations with other entities, potential in-licensing opportunities, or other partnership models such as co-development and co-commercialization opportunities, (ii) to develop early-stage research projects using the Company’s internal research capabilities, (iii) to potentially continue the clinical development of ridinilazole, based on our continuing evaluation of our Phase III Ri-CoDIFy clinical trial results, (iv) the repayment of the unsecured promissory note of $25 million issued by Robert W. Duggan, our Executive Chairman and Chief Executive Officer, and (v) general corporate purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. See the section of this prospectus supplement entitled “Use of Proceeds.” Although we plan to use the net proceeds from this offering as described, we have not designated the amount of net proceeds from this offering to be used for any specific purpose. We will have broad discretion in the use of the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of common stock in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate net proceeds from the sale of the common stock, after deducting estimated offering expenses, will be approximately $99.8 million.

We currently intend to use the net proceeds of this offering for one or more of the following purposes: (i) to pursue business development opportunities to expand our pipeline of drug candidates, including, without limitation, through potential acquisitions and/or collaborations with other entities, potential in-licensing opportunities, or other partnership models such as co-development and co-commercialization opportunities, (ii) to develop early-stage research projects using the Company’s internal research capabilities, (iii) to potentially continue the clinical development of ridinilazole, based on our continuing evaluation of our Phase III Ri-CoDIFy clinical trial results, (iv) the repayment of the unsecured promissory note of $25 million issued by Robert W. Duggan, our Executive Chairman and Chief Executive Officer, and (v) general corporate purposes. We have not determined the amount of net proceeds to be used for any specific purpose, and management will retain broad discretion over the allocation of net proceeds. While we have no current agreements, commitments or understandings for any specific acquisitions at this time, we may use a portion of the net proceeds for these purposes. We believe that our existing cash, cash equivalents and funding resources together with the net proceeds from this offering, will fund our operations at least into 2024 unless earlier consumed for any business development opportunities.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions and numerous factors, including the factors described under “Risk Factors.” As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the use of these proceeds may vary significantly depending on numerous factors, including the progress of our expansion efforts and acquisition activities, as well as any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, our amended and restated bylaws and applicable provisions of Delaware corporate law. You should read our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus supplement forms a part, for the provisions that are important to you.
Our authorized capital stock consists of 250,000,000 shares of common stock, $0.01 par value per share and 20,000,000 shares of preferred stock, $0.01 par value per share. As of the Record Date, 98,122,356 shares of common stock were outstanding, and no shares of preferred stock were outstanding. The Board has approved an amendment (the “Capitalization Amendment”), subject to stockholder approval, to our certificate of incorporation to increase our authorized capital stock to 350,000,000 shares of common stock, and has scheduled a special meeting of stockholders to vote on this proposal to be held July 27, 2022. Irrespective of whether or not this proposal is approved, we will have sufficient shares of common stock authorized to close the rights offering at the Initial Price. If there is an Alternate Price, and the Capitalization Amendment is not approved, the Board will determine whether to extend the rights offering to permit additional time for the Capitalization Amendment to be approved, or whether to amend the rights offering.
Common Stock
Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the secretary upon the written request, stating the purpose of such meeting, of the holders of at least twenty-five percent (25%) of the shares of capital stock entitled to vote in an election of directors. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.
Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders.
Dividends. Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.
Liquidation, Dissolution and Winding Up. Subject to the rights, powers and preferences of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of our common stock.
Other Rights. Holders of the common stock have no right to:

·	convert the stock into any other security;
·	have the stock redeemed;
·	purchase additional stock; or
·	maintain their proportionate ownership interest.
The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.
Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.
Preferred Stock
We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.
Certain Provisions of Our Certificate of Incorporation and By-laws and Delaware Law
Board of Directors. All of our directors are elected annually. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Stockholder Nomination of Directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such meeting and (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.
Exclusive forum provision. Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of proceedings: (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim arising pursuant to any provision of our restated certificate of incorporation or amended and restated bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

 DILUTION

Our net tangible book value as of March 31, 2022 was approximately $52.6 million, or $0.54 per share of our common stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock that are sold in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.
After giving effect to the assumed sale of 92,592,592 shares of our common stock in the rights offering, based on the assumed subscription price of $1.08 per shares of common stock (the Initial Price), and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2022 would have been approximately $152.4 million, or $0.80 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.26 per share and an immediate dilution to purchasers in the rights offering of $0.28 per share.

The following table illustrates this per-share dilution (assuming the rights offering is fully subscribed at the assumed subscription price of $1.08 per share of common stock) (the Initial Price). To the extent that the Alternate Price is lower than the Initial Price, purchasers of our common stock in the rights offering will experience further dilution.

Assumed subscription price per share		$1.08
Net tangible book value per share as of March 31, 2022	$0.54
Increase in net tangible book value per share attributable to this offering	$0.26
Pro forma net tangible book value per share as of March 31, 2022, after giving effect to this offering		$0.80
Dilution per share to new investors purchasing shares in this offering		$0.28

The information above is illustrative only and will adjust based on the actual subscription price and the actual number of shares of common stock sold in the rights offering. The number of shares to be outstanding after this rights offering is based on 98,122,356 shares of common stock outstanding as of the Record Date and does not give effect to:

•the exercise of outstanding warrants to purchase 5,821,137 shares of common stock at a weighted-average exercise price of $1.56;
•the exercise of outstanding options to purchase 17,117,093 shares of common stock at a weighted-average exercise price of $4.14;
•the issuance of up to 288,993 shares of common stock reserved for future issuance under our 2020 Stock Incentive Plan; and
•the issuance of up to 2,734,929 shares of common stock reserved for future issuances under our 2020 Employee Share Purchase Plan.

Furthermore, we may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of our outstanding warrants or options are exercised or we issue additional shares of common stock or other equity or equity-linked securities in the future, there may be further dilution to investors participating in this offering.

THE RIGHTS OFFERING
Subscription Rights
Basic Subscription Rights
We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is July 5, 2022 at no charge, one non-transferable subscription right for every one share of common stock owned. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase 0.9436442 shares of common stock at the Initial Price, which shall be paid in cash, upon timely delivery of the required documents and payment of the subscription price. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock, but we will not sell fractional shares. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., Eastern Time, on August 8, 2022, the Expiration Date for the rights offering, subject to extension. After the Expiration Date, the subscription rights will expire and will have no value. See below “—Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise all of your subscription rights. We will issue to the record holders who purchase shares of common stock in the rights offering the shares in book-entry, or uncertificated, form as soon as practicable after the rights offering has expired.
Over-Subscription Rights
Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares of common stock that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this rights offering. When you send in your rights certificate, you must also send the full purchase price, as provided herein, for the number of additional shares of common stock that you have requested to purchase (in addition to the payment, as provided herein, due for shares of common stock purchased through your basic subscription right). If the number of shares of common stock remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all oversubscribing stockholders purchased through the basic subscription right. The subscription agent will return any excess payments in the form in which made.
As soon as practicable after the Expiration Date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. If you request and pay for more shares than are allocated to you, we will refund the overpayment in the form in which made. In connection with the exercise of the over-subscription right, custodian banks, brokers, dealers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Subscription Price
The subscription price per share of common stock will be the lesser of (i) $1.08 (the “Initial Price”) and (ii) the volume weighted-average price of our common stock for the five (5) consecutive trading days through and including the Expiration Date (the “Alternate Price”). Subscribers must fund their subscriptions pursuant to both the basic subscription right and over-subscription right at the Initial Price.
In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not consider the subscription price as an indication of value of us or our common stock. The market price of our common stock may decline during or after the rights offering, including below the subscription price for the common stock in the rights offering. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination
You may exercise your subscription rights at any time prior to 5:00 p.m., Eastern Time, on August 8, 2022, the Expiration Date for the rights offering. If you do not exercise your subscription rights before the Expiration Date of the rights offering, your subscription rights will expire and will have no value. We will not be required to sell shares of common stock to you if the subscription agent receives your rights certificate or payment, after the Expiration Date, regardless of when you sent the rights certificate and payment.
We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the Expiration Date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the Expiration Date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the Expiration Date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled Expiration Date. If we elect to extend the Expiration Date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date.
We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable.

Calculation of Subscription Rights Exercised; Missing or Incomplete Subscription Information
If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole shares of common stock that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your basic subscription right in full, you will be deemed to have exercised your over-subscription right to purchase the maximum number of shares with your over-payment.
If an insufficient number of shares of common stock is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all shares of common stock have been allocated or all oversubscription exercises have been fulfilled, whichever occurs earlier. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the rights offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional shares of common stock (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full).
No Fractional Shares
We will not issue fractional shares of common stock in the rights offering. Rights holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number of shares a holder would otherwise be entitled to purchase. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional shares of common stock (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). The excess amount for any fractional shares of common stock will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Conditions to the Rights Offering
We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights
The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your custodian bank, broker, dealer or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash, as provided herein, prior to the Expiration Date of the rights offering, which is currently set to be 5:00 p.m., Eastern Time, on August 8, 2022. Rights holders may exercise their rights as follows:
Subscription by Registered Holders
Rights holders who are registered holders of our common stock as of the record date may exercise their subscription right by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full, as provided herein, of the subscription price for each share of common stock for which they subscribe, to the subscription agent at the address set forth under the subsection titled “—Delivery of Subscription Materials and Payment,” on or prior to the Expiration Date.

Subscription by DTC Participants
Banks, trust companies, securities dealers and brokers (each, a “Nominee”) that hold shares of our common stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise such beneficial owner’s subscription right through DTC on the same basis as if the beneficial owners were stockholders on the Record Date. Such Nominee may exercise the subscription right on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of subscription rights exercised by the beneficial owner on whose behalf such Nominee is acting, and (2) instructing DTC to charge the Nominee’s applicable DTC account for the subscription payment for the new shares of common stock to facilitate the delivery of the full subscription payment to the subscription agent. DTC must receive the subscription instructions and payment for the new shares of common stock no later than the Expiration Date.
Subscription by Beneficial Owners
Rights holders who are beneficial owners of shares of our common stock as of the record date and whose shares are registered in the name of a custodian bank, broker, dealer or other nominee, or would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their custodian bank, broker, dealer or other nominee or institution to exercise their rights and deliver all documents and payment, on their behalf, prior to the Expiration Date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder or the rights holder’s custodian bank, broker, dealer, or other nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.
Method of Payment
You must timely pay the full subscription price, in U.S. currency, for the full number of shares of common stock at the Initial Price you wish to acquire pursuant to the exercise of rights (including any exercise of the over-subscription rights, if available) by delivering:

·	a wire transfer of immediately available funds to accounts maintained by the subscription agent;

·	a certified check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Summit Therapeutics)”; or

·	a U.S. Postal money order payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Summit Therapeutics)”.
Rights certificates received after the Expiration Date of the rights offering will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction. The subscription agent will not accept uncertified personal checks, bank drafts or cashier’s checks as a means of payment.
The subscription agent will be deemed to receive payment upon:

·	receipt of collected funds wired in the subscription agent’s account;

·	receipt by the subscription agent of any certified check drawn upon a U.S. bank; or

·	receipt by the subscription agent of any U.S. Postal money order.
If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts paid by a subscriber will be put towards the purchase of additional shares of common stock.
Instructions for Completing Your Subscription Rights Certificate
You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.
The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.
Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934 (an “Eligible Institution”), subject to any standards and procedures adopted by the subscription agent. See “—Medallion Guarantee May Be Required.”
Medallion Guarantee May Be Required
If you completed any part of the subscription rights certificate to provide that the common stock purchased pursuant to your exercise of Subscription Rights were to be (x) issued in a name other than that of the registered holder, or (y) issued to an address other than that shown on the front of the subscription rights certificate, your signature on each subscription rights certificate must be guaranteed by an Eligible Institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP subject to standards and procedures adopted by the subscription agent.
Subscription and Information Agent
The subscription agent and information agent for this rights offering is Broadridge Corporate Issuer Solutions, Inc. We will pay all fees and expenses of Broadridge related to the rights offering and have also agreed to indemnify Broadridge from certain liabilities that it may incur in connection with the rights offering. Broadridge can be contacted at the following address and telephone number:
Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
Toll Free: 1-855-793-5068
Delivery of Subscription Materials and Payment
You should deliver your subscription rights certificate and payment of the subscription price, as provided herein, or, if applicable, nominee holder certifications, to the subscription agent by one of the methods described below:

By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.
You should direct any questions or requests for assistance concerning the method of subscribing for shares of common stock or for additional copies of this prospectus supplement to the information agent.
Funding Arrangements; Return of Funds
Broadridge Corporate Issuer Solutions, Inc., the subscription agent, will hold funds received in payment for shares of common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is withdrawn or terminated. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty, as soon as practicable.
Guaranteed Delivery
There is no guaranteed delivery period in connection with this rights offering, so you must ensure that you properly complete all required steps prior to 5:00 p.m., Eastern Time, on August 8, 2022, unless we decide to extend the rights offering Expiration Date until some later time or terminate it earlier.
Notice to Beneficial Holders
If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” substantially in the form accompanying this prospectus supplement. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you are a beneficial owner of shares of our common stock or will receive subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. If you hold shares of our common stock directly under your name in stock certificate(s) or in book-entry, or uncertificated, form, but would prefer to have your custodian bank, broker, dealer or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your shares.
To indicate your decision with respect to your subscription rights, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form” substantially in the form accompanying this prospectus supplement. You should receive the “Beneficial Owners Election Form” from your custodian bank, broker, dealer or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your custodian bank, broker, dealer or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your custodian bank, broker, dealer or nominee or if you receive it without sufficient time to respond.
Determinations Regarding the Exercise of Your Subscription Rights
We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding. Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our sale of common stock to you could be deemed unlawful under applicable law.

No Revocation or Change
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of common stock at the Initial Price.
Non-Transferability of the Rights
The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights as required by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date.
Issuance of Common Stock
All shares of our common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form, meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or warrants. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any securities you may have elected to purchase by exercise of your rights in order to comply with state securities laws.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent and any defects or irregularities therein waived by us. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Rights of Subscribers
You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until shares are issued in book-entry form or your account at your broker, dealer, bank or other nominee is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, subscription payment, as provided herein, and any other required documents to the subscription agent.
Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
No Board of Directors Recommendation
An investment in the Company’s common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the section titled “Risk Factors”

beginning on page S-16 of this prospectus supplement. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.
Purchase Commitments
Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 70% of our outstanding common stock prior to this rights offering, and Dr. Maky Zanganeh, our Chief Operating Officer, a member of our Board of Directors, and the beneficial owner of approximately 6.5% of our issued and outstanding common stock prior to this rights offering, have each indicated that they intend to participate in the rights offering, but have not indicated a minimum level of participation or made any formal binding commitment to participate.
Shares of Common Stock Outstanding After the Rights Offering
The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of shares of common stock that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered shares of common stock are sold in the rights offering at the Initial Price, we will issue approximately 92,592,592 shares of common stock. In that case, we will have approximately 190,714,948 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 89% in the number of outstanding shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock in the rights offering, and the number of shares of common stock outstanding after the rights offering will accordingly be higher.
Fees and Expenses
Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.
Questions About Exercising Subscription Rights
If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”
No “Going Private” Transaction
The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the rights offering, as described in this prospectus supplement, the Company will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on the Nasdaq Global Market following completion of the rights offering.
Other Matters
The Company is not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor is the Company distributing or accepting any offers to purchase any of our securities from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. The Company may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, the Company also has the discretion to delay allocation and distribution of any securities you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. The Company may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations, and does not address any tax consequences arising under any state, local or non-U.S. tax laws or any other U.S. federal tax laws, including the U.S. federal estate or gift tax laws. This discussion applies only to holders who are U.S. persons (as defined below) and does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or non-U.S. currency, non-U.S. persons, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions or broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.
This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise and expiration of the subscription rights, and the ownership and disposition of our common stock. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. This discussion neither binds nor precludes the Internal Revenue Service (“IRS”) from adopting a position contrary to, or otherwise challenging, the positions addressed in this prospectus, and we cannot assure you that such a contrary position will not be asserted successfully by the IRS or adopted by a court if the position or matter was litigated. We have not sought, and will not seek, either (i) a ruling from the IRS or (ii) an opinion from legal counsel, in either instance regarding the tax considerations discussed herein. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.
For purposes of this discussion, a “U.S. person” means a beneficial owner of subscription rights that is:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate whose income is subject to U.S. federal income tax regardless of its source; or

•
A trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations promulgated under the Code (“Treasury Regulations”) to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the stock received upon exercise of the subscription right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner and the partnership are urged to consult their own tax advisors as to the U.S. federal income tax consequences of receiving the subscription rights and exercising (or allowing to expire) the subscription rights.

This discussion does not describe all of the tax considerations which may be relevant to a particular holder’s ownership of the shares of common stock received upon exercise of the basic subscription rights or the over-subscription rights.

EACH HOLDER OF SHARES OF OUR COMMON STOCK IS STRONGLY URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF THE SUBSCRIPTION RIGHTS, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

U.S. Federal Income Tax Considerations Applicable to the Receipt of Subscription Rights

Receipt of Subscription Rights

Under section 61(a)(3) of the Code, gross income includes “gains derived from dealings in property.” Under section 301 of the Code, “a distribution of property… made by a corporation to its stockholder with respect to its stock” is taxable as gross income to the extent that the distribution is made out of the corporation’s current or accumulated earnings and profits. If at the time of the distribution the corporation does not have current or accumulated earnings and profits, then the amount of the distribution is applied first as a reduction in the stockholder’s basis in its stock; the amount of any distribution in excess of the stockholder’s basis is treated as a capital gain from the sale or exchange of property.

Code section 305(a), however, provides that gross income does not include “the amount of any distribution of the stock of a corporation made by such corporation to its stockholders with respect to its stock.” For purposes of Code section 305, “stock” is defined in Code section 305(d)(1) to include rights to acquire such stock.

The general rule set forth in Code section 305(a) regarding nonrecognition is subject to certain exceptions, including if receipt by a holder of subscription rights is part of a “disproportionate distribution” as set forth in Code section 305(b)(2). A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some holders and an increase in the proportionate interest of other holders in our assets or earnings and profits. During the last 36 months, we have made a distribution of subscription rights to holders of our common stock. Our common stock was then and is now our sole outstanding class of stock, and we have no current intention of issuing another class of stock or convertible debt. The fact that we have made a prior distribution of subscription rights within the last 36 months means that the 36-month safe harbor rule set forth in the Treasury Regulations will not apply and, therefore, the distribution of subscription rights will not be presumed to not result in the receipt of cash or property by some stockholders and an increase in the proportionate interest of other stockholders. We also have outstanding options (issued as equity awards) which could cause, under certain circumstances that cannot be predicted currently, the receipt of subscription rights pursuant to this rights offering to be part of a disproportionate distribution. The Company believes that the distribution of subscription rights in this rights offering is not likely to constitute an increase in the proportionate interest of some stockholders in the assets or earnings and profits of the Company for purposes of Code section 305(b)(2) based on the fact that all of our stockholders will receive rights in the offering based upon their respective ownership of our common stock. The Company also intends to take the position that the outstanding options (issued as equity awards) and their potential exercise do not cause the subscription rights issued pursuant to this rights offering to be part of a disproportionate distribution, but there can be no assurances in this regard.

Our position regarding the tax-free treatment of the receipt of subscription rights in this rights offering is not binding on the IRS or the courts, and there can be no assurance that the IRS or any applicable court would agree. If this position were finally determined to be incorrect, whether on the basis that the issuance of the subscriptions rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend on the date of the distribution to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of the holder’s basis in shares of our common stock and thereafter as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2022.

The following discussion assumes that the receipt by a holder of subscription rights with respect to such holder’s common stock pursuant to this rights offering is non-taxable for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights (and upon exercise, between the old stock and the stock received upon the exercise of the rights), the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. The fair market value of the subscription rights on the date the subscription rights are received is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights as of that date. Therefore, you should consult with your tax advisor to determine the proper allocation of basis between the subscription rights and the shares of common stock with respect to which the subscription rights are received.

Expiration of Subscription Rights

A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

Exercise of Subscription Rights and Holding Period

A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, allocated to the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised. Holders who exercise subscription rights after disposing of all of the shares of the common stock owned by such holder should consult with their own tax advisor regarding the allocation of tax basis.

U.S. Federal Income Tax Considerations Applicable to Our Common Shares
Distributions
Distributions with respect to shares of our common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. The excess will generally be treated first as a return of capital to the extent of a holder’s adjusted tax basis in its shares of our common stock, and, thereafter, as capital gain.
Dividend income received by certain non-corporate holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates for U.S. federal income tax purposes, provided that the holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to holders that are domestic corporations generally will potentially qualify for the dividends-received deduction.
Dispositions
A holder which sells or otherwise disposes of shares of common stock acquired upon exercise of subscription rights in a taxable transaction generally will recognize capital gain or loss equal to the difference between the amount realized and such holder’s adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if a holder’s holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate holder is generally taxed at preferential U.S. income tax rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
U.S. backup withholding (currently at a rate of 24%) is imposed upon certain distributions (or deemed distributions) to persons who fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions (or deemed distributions or similar transactions) to a holder will generally be exempt from backup withholding, provided the holder meets applicable certification requirements, including (i) providing us with such holder’s U.S. taxpayer identification number (e.g., an individual’s social security number or individual taxpayer identification number, or an entity’s employer identification number, each a “TIN”) or (ii) otherwise establishing an exemption (e.g., an exemption from backup withholding as a corporate payee), in each instance on a properly completed IRS Form W-9, certifying under penalties of perjury that, among others, such TIN or exemption is correct, together with such other certifications as may be required by law.
Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will generally be allowed as a credit against such holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided the required information and returns are timely furnished by such holder to the IRS.
AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS COMPLETE OR COMPREHENSIVE TAX ADVICE. HOLDERS RECEIVING A DISTRIBUTION OF STOCK RIGHTS CONTEMPLATED IN THIS RIGHTS OFFERING AND HOLDERS CONSIDERING THE PURCHASE OF OUR COMMON STOCK BY EXERCISING SUCH STOCK RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. LAWS TO THEM.

PLAN OF DISTRIBUTION

We are distributing rights certificates and copies of this prospectus supplement to those persons who were holders of our common stock on July 5, 2022, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus supplement forms a part. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation, and will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act.

Delivery of Subscription Rights

As soon as practicable after the record date for the rights offering, we will distribute the rights, rights certificates and copies of this prospectus supplement to individuals who owned shares of common stock on 4:00 p.m., Eastern Time, on July 5, 2022. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and subscription payment to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., at the following address. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription right will have the opportunity to subscribe for additional shares of common stock pursuant to the over-subscription right. See further the section titled “The Rights Offering” beginning on page S-23.

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 70% of our outstanding common stock prior to this rights offering, and Dr. Maky Zanganeh, our Chief Operating Officer, a member of our Board of Directors, and the beneficial owner of approximately 6.5% of our issued and outstanding common stock prior to this rights offering, have each indicated that they intend to participate in the rights offering, but have not indicated a minimum level of participation or made any formal binding commitment to participate.

We have not entered into any agreements regarding stabilization activities with respect to our securities. If you have any questions, you should contact the information agent at Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS Re-Reorganization Dept., P.O. Box 1317, Brentwood, NY 11717-0718, by telephone at 1-855-793-5068 or by email at shareholder@broadridge.com. We have agreed to pay Broadridge Corporate Issuer Solutions, Inc. a fee plus certain expenses, which we estimate will total approximately $50,000. We estimate that our total expenses in connection with the rights offering will be approximately $200,000.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus supplement has been passed upon by BakerHostetler LLP, New York, NY.

EXPERTS

The financial statements as of and for the year ended December 31, 2021 incorporated by reference in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report  (which contains an emphasis of matter paragraph related to the Company’s requirement for additional financing to fund future operations and management’s plans as described in Note 3 to the consolidated financial statements) of PricewaterhouseCoopers LLP (a Delaware limited liability partnership), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended December 31, 2020 incorporated by reference in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (a United Kingdom entity), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” (in each case, other than those documents or the portions of those documents not deemed to be filed), between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

• Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 17, 2022;

• the portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) filed on April 29, 2022, that are incorporated by reference into our Annual Report on Form 10-K, filed on March 17, 2022;

• Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 11, 2022;

• Current Reports on Form 8-K filed on January 12, 2022, January 25, 2022 (except for information that was merely furnished and not filed), February 9, 2022 (except for information that was merely furnished and not filed), June 1, 2022, and June 22, 2022 (including both reports filed on that date, but only to the extent the information therein was filed rather than merely furnished), and July 14, 2022 (except for information that was merely furnished and not filed); and

• the description of the securities contained in our Current Report on Form 8-K dated September 18, 2020, including any amendment or report filed for the purpose of updating such description;

          You may request, and we will provide, a copy of these filings, at no cost, by contacting us, either orally or in writing, at the following:

Summit Therapeutics Inc.
Attention: Investor Relations
2882 Sand Hill Road, Suite 106
Menlo Park, CA 94025
(617) 514-7149

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.summittxinc.com. The information contained in, or accessible through, our website, however, should not be considered a part of this prospectus supplement or the accompanying prospectus.

        This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and the amendments, exhibits and schedules thereto, in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

PROSPECTUS
$200,000,000

SUMMIT THERAPEUTICS INC.
Debt Securities
Common Stock
Preferred Stock
Units
Warrants

We may offer and sell securities from time to time in one or more offerings of up to $200,000,000 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.
Our common stock is listed on the Nasdaq Global Market under the symbol “SMMT.”

Investing in these securities involves significant risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 15, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $200,000,000.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.
You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

SPECIAL NOTE REGARDING THE REDOMICILIATION
On September 18, 2020, Summit Therapeutics Inc., a Delaware corporation (“New Summit”), became the successor issuer to Summit Therapeutics plc, a public limited company incorporated in England and Wales (“Old Summit”) for certain purposes under both the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such succession occurred following the effectiveness of a United Kingdom court-approved scheme of arrangement in which every five ordinary shares, £0.01 par value per share, of Old Summit were exchanged for one share of common stock, $0.01 par value per share (the “Common Stock”), of New Summit, which resulted in New Summit becoming the holding company of Old Summit and its subsidiaries.
Unless the context specifically indicates otherwise, references in this prospectus to “Summit Therapeutics Inc.,” “New Summit,” “Summit,” “we,” “our,” “ours,” “us,” “our company,” “our group” or similar terms refer to Summit Therapeutics Inc., a Delaware corporation, and its consolidated subsidiaries. References in this prospectus to “Old Summit” refer to Summit Therapeutics plc, our predecessor.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.summitplc.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.
This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-36866) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Our Current Reports on Form 8-K filed on September 18, 2020, September 29, 2020 (Item 8.01 only) and October 5, 2020; and

•	The description of the securities contained in our Current Report on Form 8-K dated September 18, 2020, including any amendment or report filed for the purpose of updating such description.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Summit Therapeutics Inc.
Attention: Investor Relations
One Broadway, 14th Floor
Cambridge, Massachusetts 02142
(617) 514-7149

FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

THE COMPANY
We are a biopharmaceutical company focused on the discovery, development and commercialization of novel antibiotics for serious infectious diseases. We are conducting a Phase III clinical program focused on the infectious disease C. difficile infection. We are also seeking to expand our product candidate portfolio through the development of new mechanism, precision antibiotics using our proprietary Discuva Platform.

Our principal executive offices are located at One Broadway, 14th Floor, Cambridge, Massachusetts 02142, and our telephone number is (617) 514-7149.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include development of our clinical and preclinical programs, other research and development costs, acquisition of companies or businesses, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “Summit,” “the Company,” “we,” “our,” and “us” in this section, we mean Summit Therapeutics Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.
We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are referred to individually as an indenture and together as the indentures and the senior trustee and the subordinated trustee are referred to individually as a trustee and together as the trustees. This section summarizes some of the provisions of the indentures and is qualified in its entirety by the specific text of the indentures, including definitions of terms used in the indentures. Wherever we refer to particular sections of, or defined terms in, the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.
Neither indenture will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.
General
The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank equally in right of payment with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.” The debt securities will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries unless such subsidiaries expressly guarantee such debt securities.
The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be guaranteed by any of our subsidiaries.
The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities of any series being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to any subordinated debt securities the terms on which they are subordinated;

•	the initial aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the method of determination of such dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund, purchase fund or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether the debt securities will be subject to the defeasance provisions in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	whether the debt securities will be guaranteed as to payment or performance;

•	any special tax implications of the debt securities;

•	any events of defaults or covenants in addition to or in lieu of those set forth in the indenture; and

•	any other material terms of the debt securities.
When we refer to “principal” in this section with reference to the debt securities, we are also referring to “premium, if any.”
We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.
Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.
Certain Terms of the Senior Debt Securities
Covenants. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.
Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	we have delivered to the senior trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the senior indenture and all conditions precedent provided for in the senior indenture relating to such transaction have been complied with.
The restrictions described in the bullets above do not apply (1) to our consolidation with or merging into one of our affiliates, if our board of directors determines in good faith that the purpose of the consolidation or merger is principally to change our state of incorporation or our form of organization to another form or (2) if we merge with or into a single direct or indirect wholly-owned subsidiary of ours.
The surviving business entity will succeed to, and be substituted for, us under the senior indenture and the senior debt securities and, except in the case of a lease, we shall be released from all obligations under the senior indenture and the senior debt securities.
No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the following are events of default under the senior indenture with respect to senior debt securities of each series:

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•	failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

•	default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency, whether or not voluntary; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.
The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.
If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.
If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of and accrued interest on each series of senior debt securities then outstanding shall automatically become immediately due and payable.
Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.
Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive a continuing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities (other than any such default in payment resulting solely from an acceleration of the senior debt securities) or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.
These limitations, however, do not apply to the right of any holder of a senior debt security of any affected series to receive payment of the principal of and interest on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.
The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.
Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

•	we have paid or caused to be paid the principal of and interest on all senior debt securities of such series (with certain limited exceptions) when due and payable; or

•	we deliver to the senior trustee for cancellation all senior debt securities of such series theretofore authenticated under the senior indenture (with certain limited exceptions); or

•	all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year under arrangements satisfactory to the senior trustee) and we deposit in trust an amount of cash or a combination of cash and U.S. government or U.S. government agency obligations (or in the case of senior debt securities denominated in a foreign currency, foreign government securities or foreign government agency securities) sufficient to make interest, principal and any other payments on the debt securities of that series on their various due dates;
and if, in any such case, we also pay or cause to be paid all other sums payable under the senior indenture, as and when the same shall be due and payable and we deliver to the senior trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied.
Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.
Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and covenant defeasance will apply to any series of debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

•	We deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series cash or a combination of cash and U.S. government or U.S. government agency obligations (or, in the case of senior debt securities denominated in a foreign currency, foreign government or foreign government agency obligations) that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	There is a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.
If we accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.
Covenant Defeasance. Without any change in current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series cash or a combination of cash and U.S. government or U.S. government agency obligations (or, in the case of senior debt securities denominated in a foreign currency, foreign government or foreign government agency obligations) that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.
If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities of any series without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture or to otherwise comply with the covenant relating to mergers, consolidations and sales of assets;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to add to, change or eliminate any of the provisions of the senior indenture in respect of one or more series of senior debt securities, provided that any such addition, change or elimination shall (a) neither (1) apply to any senior debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such senior debt security with respect to such provision or (b) become effective only when there is no senior debt security described in clause (a)(1) outstanding;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.
Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of each series affected by the amendment or modification (voting as a separate series); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of any senior debt securities of such series;

•	reduces the rate, or extends the time for payment of, interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of or interest on any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	waives a continuing default in the payment of principal of or interest on the senior debt securities (other than any such default in payment resulting solely from an acceleration of the senior debt securities);

•	changes the provisions relating to the waiver of past defaults or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•	modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification;

•	adversely affects the right to convert or exchange senior debt securities into common stock or other property in accordance with the terms of the senior debt securities; or

•	reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or modifies or amends or waives certain provisions of or defaults under the senior indenture.
It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.
No Personal Liability of Incorporators, Stockholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.
Concerning the Trustee. The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
The senior indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.
We may have normal banking relationships with the senior trustee in the ordinary course of business.
Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such amounts became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.
Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.
Certain Terms of the Subordinated Debt Securities
Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.
Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.
Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.
The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations that are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;
unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated indenture.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, our amended and restated bylaws and applicable provisions of Delaware corporate law. You should read our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.
Our authorized capital stock consists of 250,000,000 shares of common stock, $0.01 par value per share and 20,000,000 shares of preferred stock, $0.01 par value per share. As of September 18, 2020, 67,231,903 shares of common stock were outstanding, and no shares of preferred stock were outstanding.
Common Stock
Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the secretary upon the written request, stating the purpose of such meeting, of the holders of at least twenty-five percent (25%) of the shares of capital stock entitled to vote in an election of directors. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders.
Dividends. Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.
Liquidation, Dissolution and Winding Up. Subject to the rights, powers and preferences of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of our common stock.
Other Rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed;

•	purchase additional stock; or

•	maintain their proportionate ownership interest.
The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.
Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

Preferred Stock
We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval. The specific terms of any series of preferred stock offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred stock.
A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.
The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.
The preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.
Rank. Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, rank:

•	senior to our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.
The term “equity securities” does not include convertible debt securities.
Dividends. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.
Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.
No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.
No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.
Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Redemption. If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.
The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

•	if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.
In addition, we will not acquire any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

•	if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.
However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.
If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.
Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date;

•	the date on which the holder’s conversion rights, if any, as to such shares shall terminate; and

•	the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.
If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.
Voting Rights. Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.
Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to our restated certificate of incorporation that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).
Conversion Rights. The terms and conditions, if any, upon which any series of preferred stock is convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.
Transfer Agent and Registrar. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.
Certain Provisions of Our Certificate of Incorporation and By-laws and Delaware Law
Board of Directors. All of our directors are elected annually. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Stockholder Nomination of Directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such meeting and (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.
Exclusive forum provision. Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of proceedings: (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim arising pursuant to any provision of our restated certificate of incorporation or amended and restated bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. The following, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms summarized below will apply generally to any units we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below. Specific unit agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.
Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.
We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

We may issue units in such amounts and in such numbers of distinct series as we determine.
The provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Capital Stock” and “Description of Warrants” will apply to each unit, as applicable, and to any debt securities, common stock, preferred stock or warrant included in each unit, as applicable.
Unit Agent
The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.
Enforceability of Rights by Holders of Units
Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase debt securities, common stock or preferred stock. We may offer warrants separately or together with one or more additional warrants, debt securities, common stock, preferred stock or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, common stock or preferred stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, common stock or preferred stock will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES
Each debt security, unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
We may issue the debt securities, units and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, unit agreement or warrant agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, or any trustee, warrant agent, unit agent or other agent of ours, or any agent of any trustee, warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION
We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.
The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.
The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.
If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.
If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.
Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise or the securities are sold by us to an underwriter in a firm commitment underwritten offering. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.
In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS
Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2020 for the eleven months ended December 31, 2019 have so been incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Summit Therapeutics, Inc.
Subscription Rights to Purchase Up to 92,592,592 Shares of Common Stock at the Initial Price

PROSPECTUS SUPPLEMENT

July 18, 2022